Prospectus Supplement filed under Rule 424(b)(3)

Registration No. 33-60220

Prospectus Supplement No. 1 dated August 10, 2006

(To Prospectus dated April 1, 1993)

JENNIFER CONVERTIBLES, INC.

UP TO 850,000 SHARES OF COMMON STOCK UNDER THE
JENNIFER CONVERTIBLES, INC.
1986 AND 1991 INCENTIVE AND
NON-QUALIFIED STOCK OPTION PLANS

This Prospectus Supplement No. 1 to the Prospectus dated April 1, 1993 relates to up to 850,000 shares of our Common Stock that may be disposed of from time to time by the Selling Security Holders.

This Prospectus Supplement should be read in conjunction with the Prospectus dated April 1, 1993.  This Prospectus Supplement adds to and updates the information contained in the Prospectus dated April 1, 1993.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus Supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

SELLING SECURITY HOLDERS

          The Selling Security Holders are hereby offering shares, which have been or may hereafter be acquired by them upon the exercise of options granted pursuant to the 1986 and 1991 Incentive and Non-Qualified Stock Option Plans. The names of additional Selling Security Holders and the number of shares offered hereby by them may be added to this prospectus from time to time by an addendum or supplement to this prospectus.  Other persons who acquire shares from the Selling Security Holders may also be identified as Selling Security Holders by means of an addendum or supplement to this prospectus.

Rami Abada is our Chief Operating Officer, Interim Chief Financial Officer and a director.

Leslie Falchook is our Senior Vice President - Administration.

Harley J. Greenfield is our Chief Executive Officer and Chairman of the Board.

Bernard Wincig is one of our former directors.

          The following table lists the Selling Stockholders and other information regarding the beneficial ownership of Common Stock by each of the Selling Stockholders as of July 31, 2006.

Name	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered (2)	Number of Shares to be Beneficially Owned After Offering (3)	Percentage of Class to be Beneficially Owned After Offering

Rami Abada	1,003,001	(4)	200,000	803,001	11.0%
Leslie Falchook	77,600	(5)	50,000	27,600	*
Harley J. Greenfield	1,598,324	(6)	167,662	1,430,662	18.6%
Bernard Wincig	203,573	(7)	4,000	199,573	3.0%

* Less than 1% of the outstanding Common Stock.

(1)

Includes all shares of Common Stock owned by the Selling Stockholder and shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options including those granted under the 1986 and 1991 Incentive and Non-Qualified Stock Option Plans, within 60 days after the date hereof.

(2)

Includes certain shares of Common Stock acquired by the Selling Stockholder pursuant to the exercise of options granted under the 1986 and 1991 Incentive and Non-Qualified Stock Option Plans and all shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options granted under the 1986 and 1991 Incentive and Non-Qualified Stock Option Plans, whether or not such right has yet become exercisable or will become exercisable within 60 days after the date hereof.

(3)

Includes shares of Common Stock owned by the Selling Stockholder and Shares of Common Stock which the Selling Stockholder has the right to acquire, through the exercise of options, other than those granted under the 1986 and 1991 Incentive and Non-Qualified Stock Option Plans, within 60 days after the date hereof.  Assumes all shares registered pursuant hereto will be sold, although there can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Common Stock offered by them pursuant to this Prospectus.  Also assumes that no other shares are acquired or transferred by the Selling Stockholder.

(4)	Includes (a) 53,001 shares of common stock and (b) 950,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of July 31, 2006.

(5)	Includes (a) 27,600 shares of common stock and (b) 50,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of July 31, 2006.

(6)

Includes (a) 297,329 shares of common stock, (b) 300,000 shares of common stock underlying options to acquire convertible preferred stock granted to Mr. Greenfield by Klaussner Furniture Industries, Inc. and (c) 1,000,995 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of July 31, 2006.

(7)

Includes (a) 115,773 shares of our common stock held directly by Mr. Wincig; (b) 8,800 shares of our common stock held by Mr. Wincig’s wife; and (c) 79,000 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of July 31, 2006.